Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

TechTarget, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	9,259,029(2)	$25.31(3)	$234,346,023.99(3)	0.00015310	$35,878.38
Total Offering Amounts					$234,346,023.99		$35,878.38
Total Fee Offsets							$0
Net Fee Due							$35,878.38

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of (i) 1,492,858 shares of common stock, par value $0.001 per share (“Common Stock”), issuable upon the vesting of restricted stock units outstanding under the TechTarget, Inc. 2017 Stock Option and Incentive Plan, (ii) 6,366,171 shares of Common Stock, issuable under the TechTarget, Inc. 2024 Incentive Plan; and (iii) 1,400,000 shares of Common Stock, issuable under the TechTarget, Inc. 2024 Employee Stock Purchase Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on December 4, 2024.